Exhibit 2.1

NOTE: In accordance with Item 601(a)(5) of Regulation S-K, the Registrant has omitted Exhibit A (Operating and Transition Services Agreement). The Registrant acknowledges that it must provide a copy of any omitted exhibits to the Securities and Exchange Commission or its staff upon request.

AMENDMENT NO. 4 TO PURCHASE AND SALE AGREEMENT

This Amendment No. 4 to Purchase and Sale Agreement (this “Amendment”), dated as of June 29, 2026 (the “Effective Date”), is by and among Unitil Corporation, a New Hampshire corporation (“Buyer”), Aquarion Water Authority, a public corporation and political subdivision of the state of Connecticut (“Seller”), and South Central Connecticut Regional Water Authority (“RWA”). Buyer, Seller and RWA will be referred to herein from time to time collectively as the “Parties”. Each capitalized term used and not defined herein has the meaning set forth in the Agreement.

WHEREAS, the Parties are parties to that certain Purchase and Sale Agreement, dated as of May 6, 2025 (as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated as of January 23, 2026, that certain Amendment No. 2 to Purchase and Sale Agreement, dated as of February 23, 2026, and that certain Amendment No. 3 to Purchase and Sale Agreement, dated as of May 25, 2026, the “Agreement”); and

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 9.19 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into this Amendment, including to remove the purchase and transfer of the AWC-MA Shares from the Transactions, and to make certain other related changes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.
Recitals.
(i)
The fourth recital of the Agreement is hereby amended and restated as follows.

“WHEREAS, Aquarion Water Company owns (i) all of the issued and outstanding shares of common stock, par value $25.00 per share, of Aquarion Water Company of New Hampshire, Inc. (the “AWC-NH Shares”) and (ii) all of the issued and outstanding shares of common stock, with no par value, of Abenaki Water Co., Inc. (the “Abenaki Shares” and collectively with the AWC-NH Shares, the “AC Subsidiary Equity Interests”);”

2.
“AC Subsidiary” Definition. The definition of “AC Subsidiary” in Section 1.1 of the Agreement is hereby amended by deleting “(i) Aquarion Water Company of Massachusetts, Inc., a Massachusetts corporation,” and renumbering clauses (ii) and (iii) therein as clauses (i) and (ii), respectively.
3.
“Adjustment Measurement Time” Definition. The definition of “Adjustment Measurement Time” in Section 1.1 of the Agreement is hereby amended to remove “the day immediately prior to”.
4.
“Base Purchase Price” Definition. The definition of “Base Purchase Price” in Section 1.1 of the Agreement is hereby amended by replacing “$100,000,000.00” with “$55,800,000.00”.
5.
“Capital Expenditure Reimbursement Amount” Definition. The definition of “Capital Expenditure Reimbursement Amount” in Section 1.1 of the Agreement is hereby amended by replacing “$3,950,000” with “$1,234,000.00”.
6.
“Cash and Cash Equivalents” Definition. The definition of “Cash and Cash Equivalents” in Section 1.1 of the Agreement is hereby amended by replacing the second proviso therein with “provided, further, that Cash and Cash Equivalents as of the Adjustment Measurement Time will be determined by including any cash distributions by any Group Company to Buyer or its Subsidiaries (other than any Group Company) after the Closing but prior to the Adjustment Measurement Time”.
7.
“Operating Agreement” Definition. The definition of “Operating Agreement” in Section 1.1 of the Agreement is hereby amended and restated as follows.

“Operating Agreement” means that certain Operating and Transition Services Agreement to be dated as of the Closing Date between Eversource, Seller and Buyer, in the form attached hereto as Exhibit A,.

8.
“State Regulatory Authorities” Definition. The definition of “State Regulatory Authorities” in Section 1.1 of the Agreement is hereby amended and restated as follows.

“State Regulatory Authorities” means the New Hampshire Public Utilities Commission and the Maine Public Utilities Commission.

9.
“Target Working Capital” Definition. The definition of “Target Working Capital” in Section 1.1 of the Agreement is hereby amended by replacing “$902,000” with “$484,374”.
10.
Other Definitions. Section 1.1 of the Agreement is hereby amended by removing the definition of “AWC-MA Shares”.
11.
Assets. Section 3.16(b) of the Agreement is hereby amended and restated as follows.

“(b) Assuming that the Parties receive all Authorizations set forth in Section 3.16(b) of the Seller Disclosure Schedule, and taking into account the Operating Agreement and all of the services to be provided, leased or licensed pursuant to the Operating Agreement, the AC Subsidiary Equity Interests and the assets (tangible, intangible, real and personal) of the AC Subsidiaries (excluding any Retained Assets) will, in the aggregate, be sufficient, and will constitute all assets (tangible or intangible, real or personal) necessary, immediately after the Closing for Buyer and its Affiliates to conduct the Business in all material respects in substantially the same manner as conducted as of the date hereof and as of immediately prior to the Closing.”

12.
Regulation as a Utility. Section 3.19(a) of the Agreement is hereby amended and restated as follows.

“(a) Section 3.19(a) of the Seller Disclosure Schedule sets forth each Group Company that is regulated as a “water company” and a “public utility” within New Hampshire (such Group Companies, collectively, the “Regulated Group Companies”). All assets included in the rate base calculations of the Regulated Group Companies are used and useful and placed in service in providing service to customers of the Regulated Group Companies within New Hampshire. To the knowledge of Seller, no assets of the Regulated Group Companies are disallowed in any pending, or are reasonably expected to be disallowed in any future, ratemaking procedure before any State Regulatory Authority.”

13.
Regulation as a Utility. Section 3.19(c) of the Agreement is hereby amended and restated as follows.

“No Group Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, other than New Hampshire, or in any foreign country”.

14.
Indemnification; Directors’ and Officers’ Insurance. Section 6.12(b) of the Agreement is hereby amended and restated as follows.

“In furtherance of the foregoing, for a period of six (6) years after the Closing and at all times subject to applicable Law, the Parties acknowledge and agree that Eversource has caused and will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or on behalf of the AC Subsidiaries as of the date hereof with respect to claims arising from facts or events that occurred at or prior to the Closing. Notwithstanding the foregoing, prior to the Closing and in satisfaction of Eversource’s obligations under Section 6.12 of the Eversource Agreement, Eversource has caused or will cause the AC Subsidiaries to purchase (at Eversource’s expense, and without duplication) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy, effective as of the Closing, providing for a period of six (6) years after the Closing, at least the same coverage and amounts, and containing terms and conditions that are no less advantageous to the insured than those contemplated by the foregoing sentence of this Section 6.12(b) with respect to claims arising from facts or events that occurred at or prior to the Closing.

From and after the Closing, Seller will not cancel or terminate (or permit to be canceled or terminated) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation or termination thereof. Seller further agrees that, if reasonably requested by Buyer, Seller will use Prudent Efforts to, enforce all of its rights under Section 6.12 of the Eversource Agreement.”

15.
Post-Closing Conduct of Business of the Company. The following is hereby added as a new covenant in Article VI of the Agreement.

“6.21 Post-Closing Conduct of Business of the Company. From and after the Closing until the Adjustment Measurement Time, except (a) as required by applicable Law (including as may be required or compelled by any Governmental Entity pursuant to applicable Law), (b) as consented to in advance in writing by Seller (which consent will not be unreasonably withheld, delayed or conditioned) or (c) as required by this Agreement, (i) Buyer will, and will cause the Group Companies, as applicable, to, use commercially reasonable efforts to conduct the Business in the ordinary course in all material respects and (ii) without limiting clause (i), Buyer will cause the Group Companies, as applicable, to not take any action to incur any Indebtedness.”

16.
Exhibits. The Agreement is hereby amended by replacing Exhibit A thereto with Exhibit A of this Amendment.
17.
Seller Disclosure Schedules.
(i)
The Seller Disclosure Schedules are hereby amended by removing any references to Aquarion Water Company of Massachusetts, Inc. and any matters arising out of or related to the operation of the Business in the State of Massachusetts giving effect to the fact that Aquarion Water Company of Massachusetts, Inc. is no longer an AC Subsidiary for purposes of the Agreement.
(ii)
The Seller Disclosure Schedules are hereby amended by removing any references in Exhibit C and Exhibit D thereto to Aquarion Water Company of Massachusetts, Inc. and any matters arising out of or related to the operation of the Business in the State of Massachusetts giving effect to the fact that Aquarion Water Company of Massachusetts, Inc. is no longer an AC Subsidiary for purposes of the Agreement.
18.
Amendment to Eversource Agreement. The Parties acknowledge and agree that Seller, in accordance with, and in satisfaction of, Section 6.20 of the Agreement, hereby delivers notice of amendment of the Eversource Agreement pursuant to, and as set forth in, that certain Amendment No. 4 to Purchase and Sale Agreement, dated as of June 29, 2026, by and between Eversource, Seller and RWA.
19.
Representations and Warranties. Each Party hereby represents and warrants that it has all necessary power and authority to execute and deliver this Amendment and perform its obligations hereunder and to consummate the transactions contemplated hereby.

The execution, delivery and performance of this Amendment by such Party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and no further authorization, consent or similar action on the part of any equityholders or the authority board, as applicable, of such Party is necessary to authorize the execution, delivery and performance by such Party of this Amendment and the consummation of the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by such Party and this Amendment constitutes a valid, legal and binding agreement of such Party (assuming that this Amendment has been duly and validly authorized, executed and delivered by each other Party), enforceable against such Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.
20.
General Provisions.
(i)
This Amendment shall not constitute a waiver, amendment or modification of any provision of the Agreement not expressly set forth in this Amendment. Except as specifically modified and amended by this Amendment, the Agreement shall remain unchanged and in full force and effect. References in the Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall refer to the Agreement as modified and amended by this Amendment. References to the date of the Agreement and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Agreement shall continue to refer to May 6, 2025.

(ii)
Sections 9.1, 9.3, 9.4, 9.6, 9.8, 9.9, 9.10 and 9.14 through 9.17 of the Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

UNITIL CORPORATION

By: /s/ Daniel Hurstak
Name: Daniel Hurstak
Title: SVP, Chief Financial Officer and Treasurer

AQUARION WATER AUTHORITY

By: /s/ David Borowy
Name: David Borowy
Title: Chair

SOUTH CENTRAL CONNECTICUT REGIONAL WATER AUTHORITY

By: /s/ David Borowy
Name: David Borowy
Title: Chair

[Signature Page to Amendment No. 4 to Purchase and Sale Agreement]

Exhibit A

Operating Agreement